UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934

(Amendment No. _________________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

        [  ] Preliminary Proxy Statement

        [  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

        [  ] Definitive Proxy Statement

        [  ] Definitive Additional Materials

        [X] Soliciting Material Pursuant to Sec. 240.14a-12

THE CALVERT FUND
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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           Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how
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[  ]  Fee paid previously with preliminary proxy materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

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IMPORTANT INFORMATION FOR SHAREHOLDERS OF

Calvert Tax-Free Reserves Money Market Portfolio

Calvert First Government Money Market Fund

Calvert Money Market Portfolio

Dear Money Market Fund Shareholder:

Effective June 6, 2013, the boards of the above-listed Calvert money market funds approved the reorganization of each fund into Calvert Ultra-Short Income Fund (CULAX), a taxable bond fund with a variable NAV. A proxy statement will be sent to shareholders of record in the above funds for approval of this proposed merger.

We are contacting you today to let you know of an important change to the draft writing service that will occur prior to the proposed merger.

Effective immediately, no new requests for drafts reorders will be processed. Drafts that you write will continue to be honored up through August 31, 2013. After August 31, 2013, however, the draft-writing service will no longer be offered, and any money market drafts that are presented for payment after that date will not be honored.

If you require check writing or have any questions, please call Calvert Client Services at 1-800-368-2745 to discuss your options. Enclosed please find additional information and details regarding the proposed mergers and how they affect you.

Sincerely,

Calvert Client Services

Investment Risk

Investment in mutual funds involves risk, including possible loss of principal invested. You could lose money on your investment in the Calvert Ultra-Short Income Fund or the Fund could underperform because of the following risks: the market prices of bonds held by the Fund may fall; individual investments of the Fund may not perform as expected; and/or the Fund’s portfolio management practices may not achieve the desired result. Bond funds are subject to interest rate risk and credit risk. When interest rates rise, the value of fixed-income securities will generally fall. In addition, the credit quality of the securities may deteriorate, which could lead to default or bankruptcy of the issuer where the issuer becomes unable to pay its obligations when due. Because a significant portion of securities held by the Fund may have variable or floating interest rates, the amount of the Fund’s monthly distributions to shareholders are expected to vary. Generally when market interest rates fall, the amount of the distributions will decrease. Investments in high-yield, high risk bonds can involve a substantial risk of loss. An active trading style can result in higher turnover (exceeding 100%), may translate to higher transaction costs, may increase your tax liability, and may affect Fund performance. The Fund is nondiversified and may be more volatile than a diversified fund.

For more information on any Calvert fund, please contact Calvert at 800.368.2748  for a free summary prospectus and/or prospectus. An investor should consider the investment objectives, risks, charges, and expenses of an investment carefully before investing. The summary prospectus and prospectus contain this and other information. Read them carefully before you invest or send money.

Calvert mutual funds are underwritten and distributed by Calvert Investment Distributors, Inc., member, FINRA, and a subsidiary of Calvert Investments, Inc.

Additional Information and Where to Find It

In connection with the proposed reorganizations, The Calvert Fund will file with the Securities and Exchange Commission (“SEC”), and will furnish to the shareholders of the applicable Merging Portfolio, a prospectus/proxy statement and other relevant documents. These materials do not constitute a solicitation of any vote or approval. SHAREHOLDERS OF EACH MERGING PORTFOLIO ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED REORGANIZATIONS, OR INCORPORATED BY REFERENCE IN THE PROSPECTUS/PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATIONS.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the SEC filings made by The Calvert Fund and each registered investment company of which a Merging Portfolio is a series (each, a “Merging RIC”) by directing a request to: Calvert Investments, Inc., Attention: Client Services, 4550 Montgomery Avenue, Suite 1125N, Bethesda, Maryland 20814; (800) 368-2745.  With respect to each Reorganization, The Calvert Fund, each Merging RIC and their trustees and officers may be deemed to be “participants” in the solicitation of proxies from shareholders of the applicable Merging Portfolio in favor of that Reorganization.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of each Merging Portfolio is set forth in the Statement of Additional Information dated January 31, 2013 or April 30, 2013, as applicable, of each Merging Portfolio, and in the Statement of Additional Information of Calvert Ultra-Short Income Fund dated January 31, 2013.  These documents have been filed with the SEC and are available at www.calvert.com.

#13225 (05/2013)